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                      April 1, 2024

       Brian Van Abel
       Executive Vice President and Chief Financial Officer
       Xcel Energy, Inc.
       414 Nicollet Mall
       Minneapolis, MN 55401

                                                        Re: Xcel Energy, Inc.
                                                            Form 10-K for the
Fiscal Year ended December 31, 2023
                                                            Filed February 21,
2024
                                                            File No. 001-03034

       Dear Brian Van Abel:

              We have completed our review of your filing. We remind you that the company and its management are responsible for the accuracy and adequacy of their disclosures, notwithstanding any review, comments, action or absence of action by the staff.




                      Sincerely,


                      Division of Corporation Finance

                      Office of Energy & Transportation